Registration Number: 333-100925


                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM SB-2

                               SECOND AMENDMENT TO


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        SPONGETECH DELIVERY SYSTEMS, INC.
                        ---------------------------------
                           (Name of small business
                            issuer in its charter)

    Delaware                           2840                   54-2077231
-----------------------      ----------------------------   -------------------
(State of incorporation      (Primary Standard Industrial    (I.R.S. Employer
   or jurisdiction           Classification Code Number)   Identification No.)
   of organization)

 Sunset Industrial Park, 50 20th Street, Brooklyn, New York 11232 (718) 788-4798
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

 Sunset Industrial Park, 50 20th Street, Brooklyn, New York 11232 (718) 788-4798
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

              Michael L. Metter, Spongetech Delivery Systems, Inc.
 Sunset Industrial Park, 50 20th Street, Brooklyn, New York 11232 (718) 788-4798
--------------------------------------------------------------------------------
          (Name, address, and telephone number of agent for service)

    Copies to:
    Joel Pensley, Esq.
    211 Schoolhouse Road
    Norfolk, Connecticut 06058
    Phone: (860) 542-1122
    Fax:   (626) 608-3076

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           ------------------------


                        CALCULATION OF REGISTRATION FEE

                                         Proposed     Proposed
     Title of                             Maximum      Maximum
  Each Class of              Amount      Offering     Aggregate      Amount of
Securities Being             Being       Price Per    Offering      Registration
   Registered              Registered     Share (1)    Price(1)         Fee
-------------------------------------------------------------------------------
Shares of common stock     4,485,000     $   0.70   $ 3,139,500     $  288.83

Shares of common stock
 underlying stock
 purchase agreement        4,000,000     $   0.50   $ 2,000,000        184.00

                                                   -------------    ----------
TOTAL                                               $ 5,139,500     $  472.83


(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.

    The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: Dated  April 10, 2003

PROSPECTUS

                        SPONGETECH DELIVERY SYSTEMS, INC.

                        8,485,000 SHARES OF COMMON STOCK



     This prospectus relates to the resale by the selling stockholders of 4,485,000 shares of our common stock. None of our securities trades on any securities market. Selling stockholders may sell their shares at $.70 per share until a securities market quotes the shares. Thereafter, selling stockholders, who are not affiliates, may sell their shares at market prices or at privately negotiated prices. All the shares offered are currently outstanding. Selling stockholders who are affiliates may sell their shares at $.70 per share for the duration of the offering. We will not receive any of the proceeds from the sale of the shares presently owned by the selling stockholders. We have paid, on behalf of the selling stockholders, the expenses of the offering which we estimate at $32,050.

     In addition, we registering up to 4,000,000 shares for resale by Colebrook, Inc. which may acquire up to 4,000,000 shares in a private placement under a stock purchase agreement with us. In addition to being a selling stockholder, Colebrook is considered to be an underwriter within the meaning of the Securities Act of 1933 with respect to these shares.

     Colebrook may sell our common stock at prices and on terms determined by the market or in negotiated transactions. We will not receive any proceeds from the sale of shares by Colebrook; however, we will receive proceeds from Colebrook to the extent it acquires our common stock under the stock purchase agreement. We are not required to sell any shares to Colebrook under the stock purchase agreement, and we may decide not to do so. A description of the agreement is found beginning on page xx of the prospectus.

     Colebrook, Inc. may use this prospectus in connection with sales of up to 4,000,000 shares of our common stock.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      AS YOU REVIEW THE PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 5.

     THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of the prospectus is                  , 2003.

                              TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
Prospectus Summary.....................................................   3
Information About ouf Stock Purchase Agreement with Colebrook..........   3
The Offering...........................................................   4
Summary Financial Information..........................................   5
Risk Factors...........................................................   6
Use of Proceeds........................................................   9
Capitalization.........................................................   9
Dividend Policy........................................................   9
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.............................................  10
Business...............................................................  12
Management.............................................................  15
 Executive Officers and Directors......................................  15
 Director Compensation.................................................  16
 Executive Compensation................................................  16
 Indemnification of directors and executive officers
   and limitation of liability.........................................  18
Certain Related Party Transactions.....................................  18
Principal Stockholders.................................................  19
Description of Securities..............................................  21
 Common Stock..........................................................  21
 Preferred Stock.......................................................  21
 Reports to Stockholders...............................................  22
 Transfer Agent........................................................  22
Selling Stockholders...................................................  22
Plan of Distribution of Shares of Existing Stockholders ...............  23
Stock Purchase Agreement...............................................  xx
Colebrook's Plan of Distribution.......................................  xx
Shares Eligible for Future Sale........................................  26
Where You Can Find More Information....................................  28
Legal Proceedings......................................................  29
Legal Matters..........................................................  29
Experts................................................................  29
Index to Financial Statements..........................................  F-1
Financial Statements...................................................  F-2


                           ------------------------

     You may rely only on the information contained in the prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in the prospectus is correct after the date of the prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                              PROSPECTUS SUMMARY

     We design, produce, market and distribute cleaning products for vehicular use utilizing patented technology relating to sponges containing hydrophilic, which are liquid absorbing, foam polyurethane matrices. Our products can be pre-loaded with detergents and waxes which are absorbed in the core of the sponge then released gradually during use. We have also designed and have started to test market, but have not yet produced or sold, products using the same hydrophilic technology for bath and home use.

     We were incorporated in New York State on June 18, 1999 under the name Romantic Scents, Inc. We changed our name to RSI Enterprises, Inc. on June 12, 2001.

     From our inception until December 2000, we, as Romantic Scents and RSI Enterprises, were involved in the distribution of bath and beauty products. We decided to leave the bath and beauty product business to focus on the development and sale of cleaning products based on hydrophilic sponges.

     As part of a plan of recapitalization and funding, we undertook a series of steps:

o On July 15, 2002, we, as RSI Enterprises, entered into a stock purchase agreement with Nexgen Acquisitions VIII, Inc. under which our sole stockholder, RM Enterprises International, received 12,000,000 shares of Nexgen Acquisitions VIII, Inc. and thereby became its majority stockholder. Nexgen Acquisitions VIII, Inc. changed its name to Spongetech Delivery Systems, Inc. on October 9, 2002.

o    On December 16, 2002, we changed our domicile to Delaware.

o On December 16, 2002, Spongetech Delivery Systems, Inc. (formerly Nexgen Acquisitions VIII, Inc.) merged with and into us so that we became the surviving company. Immediately subsequent to the merger, we changed our name to Spongetech Delivery Systems, Inc.

o On December 26, 2002, we, as Spongetech Delivery Systems, Inc., entered into a securities purchase agreement with Colebrook, Inc.

      INFORMATION ABOUT OUR STOCK PURCHASE AGREEMENT WITH NEXGEN HOLDINGS

     We have entered into a stock puchase agreement with Colebrook to raise up to $2 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's price and a minimum period of time that must elapse between each sale. Each sale will be to Colebrook. In turn, Colebrook will either hold our stock in its own portfolio, sell our stock in the open market, or place our stock through negotiated transactions with other investors. The prospectus covers the resale of our stock by Colebrook either in the open market or to other investors.

     The stock purchase agreement provides that from time to time, upon our providing written notice but not more often than every seven trading days, over a two year period following the date our stock commences trading, Colebrook will purchase our common stock from us. We decide, in our sole discretion (without any penalties for non-use), whether and the extent to which we wish to require Colebrook to purchase our common stock. We choose the dates and the number of shares we sell to Colebrook. Colebrook is receiving no compensation from us whatsoever whether or not in the nature of commissions, warrants , options or termination fees.

     We may sell between $25,000 and $50,000 of our common stock, each time, at 70% of the average closing bid price for the five trading days preceding the notice of our intention to sell our stock. In order for us to sell our shares to Colebrook, the trading volume for the five preceding days must average at least 25,000 shares per day. Colebrook may not purchase our shares of common stock if, at the conclusion of any purchase, it would hold in excess of 9.9% of our issued and outstanding common stock. We intend to use proceeds of stock sales to Colebrook for working capital.

     Our agreement with Colebrook is not a convertible debenture, convertible preferred stock, or similar type of investment instrument. In addition, we are not borrowing from Colebrook as with a conventional cash line of credit.

     Our executive officers are located at: Sunset Industrial Park, 50 20th Street, Brooklyn, New York 11232; and our telephone number at that address is
(718) 788-4798.

                                  THE OFFERING


Common stock outstanding.......... 18,985,000 shares

Shares offered by the selling
  stockholders who are holders
  of their shares as of the date
  of the prospectus..............  4,485,000 shares of common stock

Selling stockholder under
  stock purchase agreement.......  Colebrook, Inc.

Shares offered pursuant to
  stock purchase agreement.......  A maximum of 4,000,000 shares of common stock

Offering Price of Shares.........  The  shares  underlying  the  stock  purchase agreement, the resale of which are being registered hereunder, are being offered to Colebrook from time to time at 70% of the then current market price.

Common stock to be outstanding
  after the offering pursuant
  to the stock purchase
  agreement....................    22,985,000 shares of common stock.
                                   Pursuant to the terms of the stock purchase agreement with Colebrook, we are not obli-gated to sell any of our shares, unless it is beneficial to us.

Use of  proceeds.................  The selling stockholders will receive the net proceeds and we will receive none of the pro-ceeds from the sale of the shares offered by the prospectus. The proceeds of shares sold to the investor pursuant to the securities purchase agreement shall be used for working capital.

                             SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary consolidated financial data as of May 31, 2002 and November 30, 2002 and for the years ended May 31, 2002 and 2001, and for the six months ended November 30, 2002 and 2001, which are derived from the Company's financial statements.

Statement of Operations

                                     Six Months Ended
                                        November 30,                     Year Ended May 31,
                                   2002            2001                 2002            2001
                                  ------          ------               ------          ------
                               (unaudited)     (unaudited)
                               -----------     -----------

Sales                        $       13,223     $    33,887      $      89,973     $     11,790

Cost of goods sold                    4,164          57,981            121,643           31,683
                                   ---------      ----------          ---------       ----------

Gross profit (loss)                   9,059         (24,094)           (31,670)         (19,893)

Operating expenses                   99,134          54,199             70,407          177,997
                                   ---------      ----------          ---------       ----------

Loss before income taxes            (90,075)        (78,293)          (102,077)        (197,890)

Income taxes                            400             373                400              428
                                   ---------      ----------          ---------       ----------

Net loss                      $     (90,475)    $   (78,666)     $    (102,477)    $   (198,318)
                                   =========      ==========          =========       ==========

Net loss per share -
   Basic and diluted          $        (.01)    $      (.01)     $        (.01)    $       (.02)
                                   =========      ==========          =========       ==========

Weighted average common
   shares outstanding            17,267,377      12,000,000         12,000,000       12,000,000
                                  =========      ==========          =========       ==========


                                    November 30, 2002          May 31, 2002
                                    -----------------          ------------
                                       unaudited
                                       ---------
Balance sheet data:

Total assets                          $   119,517             $     89,633

Total liabilities                         314,554                  238,585

Shareholders' equity (deficiency)        (195,037)                (148,952)

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus, including the financial statements and related notes, before investing in the common stock. These risk factors are all those which we believe are material to our business. Risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, our business, financial condition or results of operations will most likely suffer. In such case, the trading price of our common stock could decline; and you could lose all or part of your investment.

If we do not raise additional financing, there is a high risk that our business will fail.
--------------------------------------------------------------------------------

     We have suffered losses since our inception, have a significant stockholders' equity deficiency, have minimal cash, have a working capital deficiency and have only recently concluded our first material purchase orders. If financing is not available or obtainable, our investors may lose a substantial portion or all of their investment and our business may fail. We have entered into a stock purchase agreement with an investor. However, we can offer no assurance that we will be able to sell any stock pursuant to that agreement to solve our financing needs. Consequently, we can provide no assurance that additional financing, when necessary, will be available at all, or if available, on acceptable terms. We have arranged for purchase order financing for our orders with Turtle Wax. However, there is no assurance that the finance company will advance funds for future purchase orders with Turtle Wax or any other purchaser of our products. If we fail to raise additional funds, we will may unable to fulfill orders, market our products, or make molds for new products; and as a result our business may fail.

Our auditors have questioned our ability to continue as a going concern.
------------------------------------------------------------------------

     Our independent auditor's report letter which accompanies our financial statements states that our recurring net losses, working capital deficiency and stockholders' equity deficiency raise substantial doubt about our ability to continue as a going concern. If we are unable to increase our revenues while containing costs, or decreasing costs while maintaining revenues or raising substantial funds from third parties, we will be unable to continue as a going concern and will be forced to suspend operations.

The market place may be indifferent to our products.
----------------------------------------------------

     Our hydrophilic sponge, and products based on it, feature an internal structure which holds detergents and waxes which are released only in use. Potential users may be satisfied with the cleaners, waxes and applicators they are presently using. Thus, we may expend our financial and personnel resources on design, marketing and advertising without generating concomitant revenues.

We presently depend on one customer for almost all of our sales.
----------------------------------------------------------------

      We have received two purchase orders for the supply of our automobile wash and wax product to Turtle Wax. Although we are exploring and marketing our product in other marketing channels for our automobile cleanser and wax product and our child's bath and our home cleaning products, these channels have generated little revenues to date for our automobile product and no revenues for our other products and we can offer no assurance that they will ever be commercially viable. In the event we cannot deliver or orders to Turtle Wax in the quantity or of the quality desired or Turtle Wax does not enter into new purchase orders after the completion of the existing orders, we may have no existing business nor prospects for new business.

We depend on products made using one technology.
------------------------------------------------

     Our automobile cleaning and waxing product, our child's bath product and the household cleaning products depend on the use of licensed technology relating to sponges incorporating a hydrophilic (liquid absorbing) polyurethane matrix. A number of factors could limit our sales of these products, or the profitability of such sales, including competitive efforts by other manufacturers of similar products, shifts in consumer preferences or introduction and acceptance of alternative product offerings. We have developed no other products using other technologies and thus if our existing products or others based on the same technology fail in the marketplace, our business would fail.

Our license is limited to products for cleaning vehicles.
---------------------------------------------------------

     Our license agreement with Dicon is limited to hydophilic sponges used to clean and polish land, sea and air transportation vehicles. Our business plan calls for us to expand our product line using hydrophilic sponges to areas of personal hygiene and household cleaning. We have no assurance that Dicon will expand our exclusive license to include the products we plan on developing and marketing. If Dicon refuses to expand our license, we will be unable to expand into these areas and our growth will be limited.

The patents on our licensed technology may not be able to be defended against infringement.
--------------------------------------------------------------------------------

     In the event a competitor uses our licensed technology, our licensor may not be able successfully to assert patent infringement claims. In that event, we may encounter direct competition using the same technology on which our products are based and may not be able to compete.

We depend on one manufacturer for all our products.
---------------------------------------------------

     Our licensor is also our manufacturer. Our reliance on a sole supplier involves several risks, including our potential inability to obtain adequate supplies and reduced control over pricing and timely delivery. Although the timeliness, quality and pricing of deliveries from our licensor has been acceptable to date there can be no assurance that supplies will be available on an acceptable basis or that delays in obtaining new suppliers will not have an adverse effect. Our inability to obtain adequate supplies of hydrophilic sponges, chemicals, packaging materials, or finished products would prevent us from fulfilling orders.

Our stock may not be able to trade on the Over-the-Counter Bulletin Board or, when and if established, the Bulletin Board Exchange.
--------------------------------------------------------------------------------

     We intend that our securities trade on the Over-the-Counter Bulletin Board. However, we can offer no assurance that our securities will so trade and, if they do trade on the OTCBB, whether an active trading market will be established or, if established, whether it can be maintained. The National Association of Securities Dealers, Inc. has announced the formation of a new automated marketplace, the Bulletin Board Exchange, and the eventual dissolution of the OTCBB. We can offer no assurance that our securities will be accepted on the BBX, if established, and, if they do not, our securities may trade on the Pink Sheets, a non-automated market with a consequential lack of liquidity.

An active market for our common stock may not develop, making it difficult for you to sell your stock and preventing us from raising money through our stock purchase agreement.
--------------------------------------------------------------------------------

     Prior to the date of the prospectus, there has been no public market for our common stock. It is uncertain the extent to which a trading market will develop or how liquid that market might become. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their business or results of operations. The price of our common stock may be low and our volume below that which we need to sell our stock to the investor pursuant to the stock purchase agreement stock. Thus, the possibility of funding our ongoing operations will ceease in the event an active trading market does not develop.

We may be unable to obtain sufficient funds from the stock purchase agreement with Colebrook to meet our liquidity needs.
--------------------------------------------------------------------------------

     When we desire to obtain funds for our business through the stock purchase agreement with Colebrook, the volume of trading may too low to sell stock to Colebrook,, or the market price of our stock may result in unacceptable dilution or any sale may result in Colebrook's owning more than 9.9% of our issued and outstanding common stock which would prohibit us from selling our stock to Colebrook. As a result, we may be unable to obtain any or sufficient funds from Colebrook to meet our financial needs. Thus, we will not be able to expand our business.

The exercise of our rights to sell our common stock may substantially dilute the interests of other security holders.
--------------------------------------------------------------------------------

     We will issue shares to Colebrook upon exercise of our rights to sell our common stock under the stock purchase agreement at a price equal to 70% of the average closing bid price for the five days preceding the date we give notice of our intention to exercise any put. Accordingly, the sale of our stock to Colebrook under the stock purchase agreement may result in substantial dilution to other holders of our common stock. Depending on the price per share of our common stock, we may need to register additional shares for resale to access the full amount of financing available. Registering additional shares could have a further dilutive effect on the value of our common stock. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $2 million available under the stock purchase agreement. nward pressure on the price of our common stock.

The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.
--------------------------------------------------------------------------------

     If and when we exercise our put rights and sell shares of our common stock to the investor and if and to the extent that the investor sells the common stock, our common stock price may decrease due to the additional shares in the market. If the price of our common stock decreases, and if we decide to exercise our right to put shares to Colebrook, we must issue more shares of our common stock for any given dollar amount received. Stock issuances may encourage short sales, which could place further downward pressure on the price of our common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the stockholders' shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the accounts of the selling stockholders. Proceeds, if any, from the sale of stock pursuant to the stock purchase agreement will be used for working capital.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of November 30, 2002.

                                                                 November 30,
                                                                     2002
                                                                 -----------
                                                                  (Unaudited)

Long-term debt (related party)                                  $    80,570
                                                                   ---------
Shareholders' equity:

Common stock $.001 par value;
   authorized 50,000,000 shares; issued
   and outstanding 18,985,000 shares                                 18,985

Preferred stock, $.001 par value;
   authorized 5,000,000 shares;
   no shares issued and outstanding                                       -

Additional paid in capital                                          229,448

Deficit                                                            (443,470)
                                                                   ---------

Total shareholders' equity (deficiency)                            (195,037)
                                                                   ---------

Total capitalization                                            $  (114,467)
                                                                   =========
Dividend Policy
---------------

     We have not declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                FOR THE YEARS ENDED MAY 31, 2002 AND MAY 31, 2001
        AND THE SIX MONTH ENDED NOVEMBER 30, 2002 AND NOVEMBER 30, 2001

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

     The following discussion includes forward-looking statements with respect to our future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described in the section titled Risk factors and elsewhere in this prospectus, that could cause actual results to differ materially from historical results or those currently anticipated. You should read the following discussion together with the consolidated financial statements and their accompanying notes, included elsewhere in this prospectus.

General
-------

     Spongetech Delivery Systems, Inc. (formerly known as Nexgen Acquisitions VIII, Inc.) was incorporated in January 2002 and was inactive until on July 15, 2002 it acquired all of the outstanding shares of Spongetech International, Ltd. (formerly RSI Enterprises, Inc. and Romantic Scents, Inc.). The financial statements as of May 31, 2002 and the related statements of operations, changes in shareholders' equity (deficiency), and cash flows for the years ended May 31, 2002 and 2001 are of Spongetech International, Ltd.

     The Company distributes a line of hydrophilic polyurethane sponge cleaning and polishing products.

Results of Operations
---------------------

Six Months Ended November 30, 2002 and 2001 (unaudited)
-------------------------------------------------------

     Net sales for the six months ended November 30, 2002 were $13,223 as compared to $33,887 for 2001, a decrease of $20,664 or 61%. Management attributes this decrease to cash flow constraints, which interrupted the Company's marketing efforts. The Company's gross profit for the six months ended November 30, 2002 was $9,059 or 68.5% as compared to ($24,094) or (71.1%).
Management attributes this increase to certain one time tooling charges associated with new sponge products and expensing of mold costs in 2001, which were ultimately not used in production.

     Operating expenses for the six months ended November 30, 2002 were $99,134 or 750% of net sales as compared to $54,199 or 160% of net sales. For the six months ended November 30, 2002 as compared to the same period of the prior year, operating expenses increased in dollars by $44,935. This increase is a result of a decrease in advertising and selling related travel of approximately $12,000 and increases in professional fees of approximately $15,000, depreciation of approximately $2,000, interest of approximately $1,000 and officers compensation of $39,000.

     Net loss for the six months ended November 30, 2002 was ($90,475) or ($.01) per share as compared to ($78,666) or ($.01) per share. The explanation of these decreases can be derived from the analysis given above of operations for the six month periods ending November 30, 2002 and 2001, respectively.

Years Ended May 31, 2002 and 2001
---------------------------------

     Net sales increased by $78,183 or 663% from $11,790 for the year ended May 31, 2001 as compared to $89,973 for the year ended May 31, 2002. This increase is primarily attributed to the establishment of additional products and the marketing efforts of the prior year. The Company posted gross losses of $31,670 or 35.2% of net sales and $19,893 or 168.7% of net sales for the years ended May 31, 2002 and 2001, respectively. These gross losses were attributed to one time tooling charges associated with the development of new sponge products and expensing of mold costs which were ultimately not used in production.

     Operating expenses for the year ended May 31, 2002 were $70,407 or 78.3% of net sales as compared to $177,997 or 1,510% of net sales for the year ended May 31, 2001. For the year ended May 31, 2002 as compared to the prior year operating expenses decreased in dollars by $107,590. This decrease was a result of reductions in advertising and trade show costs aggregating approximately $35,000, rent, consulting services and public relations cost of approximately $72,000 and an increase in interest expense of approximately $2,000. Net loss for the year ended May 31, 2002 was $102,477 or $.01 per share as compared to net loss of $198,318 or $.02 per share. The decrease in net loss of $95,841 is the result of the items mentioned above.

Liquidity and Capital Resources
-------------------------------

     The Company had cash of $3,171 at November 30, 2002. During the six months ended November 30, 2002, net cash provided by operating activities aggregated $32,346. Net cash used in investing activities during the six months ended November 30, 2002 aggregated $14,350 for the purchase of product molds.

     Net cash used in financing activities for the six months ended November 30, 2002 aggregated $15,000 for accounting fees treated as deferred offering costs.

     During the year ended May 31, 2002, net cash used in operating activities aggregated $43,285 as compared to $115,896 used in the year ended May 31, 2001. This decrease in the amount of cash used in operating activities is primarily attributed to the decrease in net loss for the year ended May 31, 2002 as compared to the net loss for the year ended May 31, 2001.

     Net cash used in investing activities during the year ended May 31, 2002 aggregated $33,540, as compared to $14,900 used in the year ended May 31, 2001. This increase is attributed to the purchasing of office equipment of approximately $10,000 and additional purchases of product molds aggregating approximately $23,000.

     Net cash provided by financing activities for the year ended May 31, 2002 was $76,943 as compared to $130,100 during the year ended May 31, 2001. This decrease is primarily attributed to a reduction in the support from Spongetech International, Ltd.'s prior parent and no additional notes payable incurred during the year ended May 31, 2002.

     On December 26, 2002, the Company entered into a securities purchase agreement. The agreement entitles Spongetech to issue up to $2 million of its common stock from time to time, in blocks of between $25,000 to $50,000 each, at a price per share calculated by a formula based on Spongetech's stock price. The securities purchase agreement terminates two years following the effective date of the registration of the shares. Proceeds of stock sales will be used for working capital.

Liquidity and Capital Resources

     The Company has negotiated with a factor a financing agreement to cover customer purchase orders and subsequent accounts receivables and has received monies from the factor secured by purchase orders and accounts receivable.

     The working capital (deficiency) at November 30, 2002 was approximately ($181,000) as compared to the working capital (deficiency) of approximately
($110,000) at May 31, 2002. Total liabilities exceed total assets by approximately $195,000 and $149,000 as of November 30, 2002 and May 31, 2002, respectively. These factors create substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and the continuation of future operations are dependent upon the Company's ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purpose.

     The Company cannot guarantee that the results from operations will be sufficient to support the Company's liquidity requirements through November 30, 2003 and beyond. There can be no assurances that the above actions will be accomplished or whether they will be adequate.

Subsequent Events
-----------------

     On December 16, 2002, Spongetech Delivery Systems, Inc. (formerly Nexgen Acquisitions VIII, Inc.) merged with and into us so that we became the surviving company. Immediately subsequent to the merger, we changed our name to Spongetech Delivery Systems, Inc.


                                    BUSINESS

Our Company
-----------

     We design, produce, market and distribute cleaning products for vehicular and home use utilizing patented technology relating to hydrophilic (liquid absorbent) foam polyurethane matrices.

The Technology
--------------

     We, as RSI Enterprises, Ltd., entered into a license agreement on July 1, 2001 on patented technology relating to hydrophilic polyurethane matrices on an exclusive basis. The technology is owned by and is licensed from from H. H. Brown Shoe Technologies, Inc., Greenwich, CT., (dba Dicon Technologies), a majority-owned subsidiary of Berkshire Hathaway, Inc. which owns the patent rights. Our license applies to the cleaning and polishing of land, sea and air transportation vehicles. We have oral understanding but no written agreements with Dicon which would permit us to develop products using the same spone technology in household cleaning and personal care and other areas in additional to transportation vehicles.

     Our license is a continuing one for the full life of the design patent, which was jointly developed by one of our former employees, which covers the design, manufacture and use of a liquid-absorbent layer in a "molded sponge design." The patent expires in 2017.

     The license agreement mandates that we purchase our hydorphilic sponge products from Dicon unless Dicon ceases its business operations, either totally or with respect to the manufacture of the Molded Sponge Design within the scope of the Design Invention. In that event, we are permitted to use other manufacturers.

     Pursuant to the license agreement, Dicon retains title to the technology; thus, if the license expires, we have given up design rights to products we develop using the licensed technology. Dicon pays all expenses in connection with the filing and maintaining of the patent. Certain minimum quantities of production, as set forth in a requirements agreement with Dicon are needed to continue the license. Dicon has the right, without restriction, to license its technology in areas other than sponges.

     The technology is also used to draw fluids out of a human body, such as body odors, and store them in the polyurethane matrix. Shoe liners, incontinent pads and nursing pads were originally contemplated as product embodiments of the technology. Companies such as Payless Shoes and H. H. Brown Shoe Company (the licensor) use the technology for inner soles to absorb sweat and odors. Revlon is a licensee of the technology which it uses in a cosmetic make-up removal product.

     Our license is based on the discovery that if a sponge incorporating the hydrophilic matrix is be filled with detergents and waxes, the matrix would retain these cleaning and polishing agents which would only be released when the sponge was squeezed. Thus, soap or wax could be retained for many uses and the sponge could be rinsed after use without losing the cleaning agent or wax.

     Supply and  Requirements Agreement
     ----------------------------------

     Also on July 1, 2002, we entered into an exclusive worldwide supply and requirements agreement with Dicon under which we must purchase from Dicon certain minimum quantities of our sponges containing the Dicon hydrophilic matrix as follows:

         Annual Period                  Number of Sponge Products
         -------------                  -------------------------
         1st annual period                     250,000
         2nd annual period                     500,000
          and each succeeding
          annual period                      1,000,000

at the following prices:

         Aggregate Purchases            Price per spong product
         -------------------             ----------------------
         50,000 to 100,000                  $.817 sponge only
         100,000 to 250,000                 $.795 sponge only
           Over 250,000                     $.778 sponge only

     In the event the minimum quantities are not ordered, we must pay Dicon liquidated damages of $.20 per sponge for the deficiency. If we fail to pay the damages promptly, our license becomes non-exclusive for subsequent periods. Dicon may, after the first annual period, raise the prices it charges only if such increase is based bona fide increases for material and labor plus an appropriate markup for overhead. The agreement expires at the end of the third annual period. However, we may renew renew for additional successive periods. We may use other manufacturers in the event of a breach by Dicon or in the event of force majeure which prevents production for 90 days.

     Dicon has designed and installed specialized equipment for producing molded foam products containing this superabsorbent polymer infused with detergents, soaps and waxes used as an absorbing and cleaning sponge product. The agreement sets forth minimum purchase requirements and pricing for the basic sponge product. Using its patented processes, Dicon manufactures products derives from "Hydrophilic Urethane Chemistry." The hydrophilic system has two parts, a hydrophilic pre-polymer phase and a water phase. During this water phase, various water soluble active ingredients are introduced into the products.

     We are the assignee of a manufacturers representative agreement with Dicon which was originally entered into by R M Enterprises our majority stockholder. Pursuant to this agreement, we may introduce customers for additional hydrophilic foam products directly on a commission basis.

Products
--------

     We have designed specially configured sponges containing an outer contact layer and an inner matrix. Dicon, our licensor and manufacturer, loads the inner matrix of the sponge with especially formulated soaps and, in our licensed automotive cleaning and polishing product, soap and wax. When the sponge is applied to a surface with minimal pressure, the soap or soap and wax are simultaneously applied to the surface. When the sponge is not in use, the hydrophilic matrix holds the soap so that it does not leech out of the sponge. We believe that our use of the patent has great marketing potential. We can choose any variety of cleansers, including anti-bacterial and abrasive soaps. Thus, we may fine-tune our products for use on different kinds of vehicles. New vehicles or those prepared for classic car shows require a gentle cleaner, whereas older cars which have developed a film over the paint or where the paint has faded may require a cleanser containing a compounding substance, a gentle abrasive. Depending on the use of our vehicular sponge, we may include a wax, or may only include the cleanser.

Sales and Marketing
-------------------

     On September 17, 2002, we were issued a purchase order from Turtle Wax for our private label auto applicator and appropriate packaging containing the words "Turtle Wax Zip Wax" and the Turtle Wax logo imprint as part of the sponge itself. The total amount of the first purchase order was $62,475 which was shipped during January through March 2003. Subsequently, we have received additional purchase orders from Turtle Wax aggregating $239,534 and have shipped $154,780 of them leaving open orders of $84,854 which will be shipped periodically during April and May, 2003 on a schedule set by Turtle Wax.

     We have shipped to Home Shopping Network under the brand "Spongetech" merchandise priced at $1,020. We have received additional purchase orders from Home Shopping Network of $25,500 to be shipped on or before May 12, 2003.

     We have also inaugurated in December 2002 an advertising program on the radio program "Business Talk Radio" on the Jeff Brooks Show "On the Road." This is a call-in nationally syndicated radio program on automobiles and related products. Advertising is directed to our website (www.spongetech.com) and to our toll-free number. We have retained a telemarketing company to take orders and use a fulfillment house to pack and ship orders to customers. We pay the radio station on a per item sold basis. We have not received significant orders from this radio program and can give no assurances that it will become a successful marketing channel.

     We have entered into agreements with two distributors, one in the midwest and one on the west coast. Their representatives visit and resell our automobile sponge products to auto accessories stores - both independently-owned and chains under the "Spongetech" brand name. We ship periodically to them. We have not received significant orders from these distributors.

     We have started selling our automotive sponge to a product marketer - a logo and special message product company - which places unique promotional advertising messages on our products for its customers. We have received purchase orders which have aggregated, as of the date of this prospectus, 300 units containing the logo of businesses including a local bank and an automobile dealership.

     We have developed a children's bath foam sponge, with a "safe mesh" coating which prevents tearing, in the shape of animals in various colors. The sponges, which float, are infused with a gentle no-tear, non-irritating anti-bacterial soap. The bath foam sponge does not lose its soap while it is floating in the bath tub as the soap is retained by the inner hydrophilic matrix until the child squeezes the sponge in use.

     We are developing retail outlets to sell this product, ranging from pharmacies to department stores. We intend to market directly. Dicon will manufacture this product for us. We have not yet made sales and cannot offer any assurances that sales will result from our proposed marketing campaign.

     We have developed household cleaning sponges infused with anti-bacterial bath and kitchen soaps. The products are being testing by a national detergent manufacturer for possible use under its logo and brand. We cannot predict whether or not the manufacturer will purchase our sponges and, if it does, whether the product will succeed in the marketplace.

     Dicon has produced samples for us of our children's bath foam sponge and household cleaning sponge.

New Product Development
-----------------------

     Our new product development program consists principally of devising or testing new products, improving the efficiency of existing ones, evaluating the environmental compatibility of products and market testing. We estimate that our management devoted 2,000 man hours to developing the product, packaging and marketing. We did not pay cash compensation for product development activities.

Facilities
----------

     Our corporate headquarters are located in an industrial park in Brooklyn, New York where we share 2,000 square feet of equipped office space and 10,000 square feet of warehouse space with other companies affiliated with our major shareholder. Expenses incurred in the operations of the facility, including rent, telephone, and other office expenses, are allocated to us based on our usage.

Employees
---------

     We currently employ five people of whom three are business and sales management, and the remainder staff.

Competition
-----------

     We compete with international, national and local manufacturers and distributors of soaps, detergents, waxes, sponges, cloths and other automotive, household and bath products. Indirectly, in the automotive product area, we compete with drive-through auto washes. Our competition, for the most part, has brand recognition and large marketing and advertising budgets. Many competing products are less expensive than ours to the consumer. We face major multinational competition in our proposed household and children's bath product. Although our product is unique and patented, we cannot predict its acceptance in any of the marketplace for which they are designed.

                                  MANAGEMENT

Executive Officers and Directors
--------------------------------
     The following table sets forth certain information regarding our executive officers and directors:

Name                        Age      Position                         Since
------------------------    ---      -------------                    ---------
Michael Metter*             51       President
One Tinker Lane                      Chief Executive Officer
Greenwich, CT 06830                  and a Director                    5/2001

Steven Moskowitz*           38       Secretary
50 20th Street                       and a Director                    6/1999
Brooklyn, New York 11232

Jerome Schlanger            46       Treasurer
50 20th Street                       and a Director                    6/1999
Brooklyn, New York 11232

Frank Lazauskas             42       A Director                        7/2001
51 Niagara Street
Newark, New Jersey 07105

Roger Eichenholtz           59       Chief Financial Officer
50 20th Street                       Chief Accounting Officer          8/2000
Brooklyn, New York 11232
----------------

*Messrs. Metter and Moskowitz are the promoters of our company.

     Michael Metter was was a principal of Security Capital Trading, a business and marketing consultancy from 1998 to April, 2001. From April, 2001 to the present, he has been president of RM Enterprises, Inc., our majority stockholder, a company which also is the sole shareholder of Flo Weinberg Originals, a designer and distributor of women's clothing. From 1994 to 1998, he was President of First Cambridge Securities, a broker/dealer. From 1991 to 1994, Mr. Metter was a Vice-President of the following broker/dealers: Royce Investment Group; Gruntal & Company from 1990 to 1991; Commonwealth Associates from 1989 to 1990; Prudential-Bache Securities from 1988 to 1989; of D.H. Blair & Company, 1981 to 1989. Prior to 1981, Mr. Metter served as an independent consultant and buyer for retail department stores. From 1983 to 1985, he was the owner of Metter Broadcasting which operated four radio stations. Mr. Metter received his MBA in Finance in 1975 and his B.A. in Marketing and Accounting in 1973 from Adelphi University.

     Steven Moskowitz served as Vice President Marketing and Business Development for H. W. Carter & Sons, a distributor of children's clothing, from 1997 to 2002. He was President of the H. W. Carter & Sons division of Evolutions, Inc. from 1996 to 1997. Mr. Moskowitz served in various capacities at Smart Style Industries, a manufacturer and distributor of ladies' apparel, from 1986 to 1996 from sales assistant to Vice President Sales and Marketing. He received his B.S. in Management from Touro College in 1986.

     Jerome Schlanger has been Vice-President, Consulting, for NEMA Consulting since 1987 a business management consultant. From 1977 to 1987, he served as Executive Vice President and Chief Operating Officer of B.T. Inc. a developer of residential real estate. He received his B.S. in Business Administration from Villanova University in 1978.

     Roger Eichenholtz served as an Independent Principal, International Communications Management, Inc., a provider of accounting, management and financial services, from April 1996 to August, 2002. He served as Vice President Finance, Viva Optique, Inc., a manufacturer and distributor of opthalmics, from March, 1993 to April, 1996. From February, 1992 to March, 1993, he was principal of Eichenholtz Associates, a financial consultant to medium and small businesses. Mr. Eichenholzt was Vice President-Finance & Chief Operating Officer of Mitchell Apparel Group, a clothing manufacturer and distributor, from June, 1986 to February, 1992. From May, 1985 to June, 1986, he served as Vice President - Finance, MBW Advertising Network, Inc., an advertising agency. He was Chief Financial Officer, Intermaritime Forwarding Company, Inc. from January, 1979 to April, 1985, an international freight forwarder and custom house broker. From November, 1972 to December, 1978, Mr. Eichenholtz was Controller and Chief Financial Officer of CBA Industries, Inc./Today Newspapers, Inc., a publisher of a weekly shopping newspaper and a distributor of advertising inserts, from November, 1972 to December, 1978 and from April, 1970 to November, 1972, Controller of Botany Industries, Inc., a cloting manufacturer and retailer. He was Senior Accountant at Coopers & Lybrand, certifed public accountants, from October, 1966 to March, 1970. Mr. Eichenholtz received his BBA in Accounting & Finance from Pace University in 1966; his MBA in Finance from Pace University in 1969.

     Frank Lazauskas is the founder and President of FJL Enterpreises, Inc., and TNJ Enterprises, Inc., formed in 1999 and 1997 respectively, which own and operate eight Dominos Pizza Stores. From 1986 to 1997, Mr. Lazauskas was the founder and President of FJL Pizza, Inc. which operated the stores. From 1983 to 1986, Mr. Lazauskas was employed by RPM Pizza, Inc., the franchisee of 300 Dominoes Pizza stores, in positions progressively as area superviser, regional operations manager, regional vice president and regional president. He received his B.A. in Mathematics from Central Connecticut State University in 1983.

Director Compensation
---------------------

    Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings. Our board of directors has not established any committees.

Executive Compensation
----------------------

     The following table sets forth for the fiscal years ended May 31, 2002 and 2001, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus.

                           Summary Compensation Table

                                                                                                 Long Term
                                                                                               Compensation

                                                     Annual Compensation                          Awards
====================================================================================================================
                                                                            Other Annual        Securities
      Name and Principal                                                    Compensation        Underlying
          Position                 Year(1)       Salary ($)  Bonus ($)           ($)           Options/SARs (#)
====================================================================================================================
Michael Metter                     05/31/02        -0-              -0-          -0-                  -0-
Chief Executive Officer            05/31/01        -0-              -0-          -0-                  -0-


Option Grants for the fiscal years ended May 31, 2002 and 2001
--------------------------------------------------------------

     The following table sets forth information concerning the grant of stock options to the named executive officer during the fiscal years ended May 31, 2002 and 2001.


                                                                 Individual Grants
======================================================================================================================
                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                 Number of    % of Total                                      Annual Rates of
                                  Shares        Options                                         Stock Price
                                Underlying     Granted to    Exercise                          Appreciation
                                 Options       Employees     Price Per   Expiration          for Option Term
            Name                 Granted        in Year        Share        Date             5%             10%
======================================================================================================================

Michael Metter                       -0-           -0-%           -             -              -               -


Aggregated Option Exercise for the fiscal years Ended May 31, 2002 and 2001 and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during the fiscal years ended May 31, 2002 and 2001 by the named executive officer, and his options outstanding at the end of the transition period.

======================================================================================================================
                    Aggregate Option/SAR Exercises in Transition Period and TP-End Option/SAR Values
======================================================================================================================
                                                               Number of Securities
                                                              Underlying Unexercised
                                                             Options/SARs at TPY-End     Value of Unexercised In-
                                             Shares                   (#)                 the Money Options/SARs
                            Acquired on      Value         ===========================        at TP-End ($)
         Name               Exercise (#)   Realized ($)    Exercisable   Unexercisable   Exercisable  Unexercisable
======================================================================================================================
Michael Metter                   -0-           -0-              -0-           -0-             -0-

======================================================================================================================


Indemnification of directors and executive officers and limitation of liability
------------------------------------------------------------------------------

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our Bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Delaware General Corporation Law. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions. The rights conferred in our bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

                      CERTAIN RELATED PARTY TRANSACTIONS

     We were incorporated in New York State on July 18, 1999 as Romantic Scents, Inc. by RM Enterprises International, Inc. which was issued 5,000 shares representing all our issued and outstanding capital stock. On July 15, 2002, we entered into a stock purchase agreement with Nexgen Acquisitions VIII, Inc. under which we became a wholly-owned subsidiary. Our sole stockholder, RM Enterprises International, received 12,000,000 shares of Nexgen Acquisitions VIII and became its majority stockholder in consideration of expense reimbursement and provision of office space. In June, 2002, we issued 775,000 shares to Joel Pensley, Esq. for legal services, 100,000 shares to Sunburst Partners, Inc. for consulting services and 100,000 shares to Renegade Consulting, Inc., benefically owned by Joel Pensley, for consulting services. The shares issued to Joel Pensley were for legal services in preparation of the registration statement and all amendments. The consulting services to Renegade Consulting and Sunburst have been performed.

     On October 9, 2002, Nexgen Acquisitions VIII changed its name to Spongetech Delivery Systems, Inc.

     In September, 2002, the major stockholder of Nexgen Acquisitions VIII transferred 2,000,000 shares to Robert Rubin, a beneficial owner of stock of RM Enterprises, but not a control person of RM Enterpriese, 300,000 shares to Eugene Dworkis, 200,000 to Maurice Horroch and 500,000 shares of Falcon Crest Capital, Inc.

     On June 12, 2001, our name was changed to RSI Enterprises, Inc. and on October 2, 2002 to Spongetech International, Ltd. On December 16, 2002, we changed our domicile to Delaware. On December 16, 2002, Spongetech Delivery Systems, Inc., our parent company, merged with and into us so that we became the surviving company. Immediately subsequent to the merger, we changed our name to Spongetech Delivery Systems, Inc.

     Michael Sorrentino, a stockholder of RM Enterprises International, has loaned us $25,000 payble on demand. We are paying interest at the rate of 10% per annum. Mr. Sorrentino has not demanded payment. RM Enterprises, our majority stockholder, has loaned us $51,930.

     We believe that these transactions were on terms as favorable as could have been obtained from an unaffiliated third party. All future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of the date of the prospectus by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.

                        Shares of Common Stock Beneficially Owned(1)(2)
                        -----------------------------------------------
Name                            Title                   Number         Percent
------------------              ---------------         -----------    -------

RM Enterprises International,
  Ltd. (3)                                             12,000,000        63.2%
50 20th Street
Brooklyn, New York 11232

Nexgen Holdings, Inc. (4)                               2,791,000        14.7%
410 Park Avenue
Ndw York, New York 10022

Rubin Family Irrevocable
  Stock Trust (5)                                       2,555,568        13.5%
25 Highland Boulevard
Dix Hills, New York 11746

Michael Metter (6)                 President                  -0-         -0-%
One Tinker Lane
Greenwich, CT 06830

Steven Moskowitz (7)               Secretary                  -0-         -0-%
50 20th Street
Brooklyn, New York 11232

Jerome Schlanger (8)               Treasurer              985,314         5.2%
50 20th Street
Brooklyn, New York 11232

Frank Lazauskas (9)                A Director             883,654         4.4%
51 Niagara Street
Newark, New Jersey 07105

Kenneth Hubbard (10)                                      985,314         5.2%
19 Booth Court
Millbrook, New York 12545

Carole Klein (11)                                         985,314         5.2%
18 Aspen Way
Morristown, New Jersey 07960

Roger Eichenholtz (12)                                    135,260         0.7%
50 20th Street
Brooklyn, New York 11232

Officers and Directors                                  2,004,228        10.5%
(5 persons)
--------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) The percentage of beneficial ownership is based on 18,985,000 shares of our common stock outstanding as of the date of the prospectus.

(3)  The control persons of RM Enterprises  International,  Ltd. are as follows:
     Deborah Metter, The Mindy Moskowitz and Steven Moskowitz Trust, The Rubin Family Irrevocable Stock Trust, Jerome and Madeline Schlanger, Frank Lazauskas, Kenneth Hubbard and Carole Klein.

(4)  The control person of Nexgen Holdings, Inc. is Guy Cohen.

(5) The beneficiaries of The Rubin Family Irrevocable Stock Trust are Linda Rubin, Andrew Rubin and Lisa Rubin. The trust owns 2,000,000 shares of our common stock and 4.623% of the capital stock of RM Enterprises.

(6) Deborah Metter, wife of Michael Metter, our President, is the beneficial owner of 169,447 shares of our common stock representing 0.8% of our issued and outstanding stock through her ownership of 1.41% of the capital stock RM Enterprises. Michael Metter disclaims beneficial ownership of these shares.

(7) The Mindy Moskowitz and Steven Moskowitz Trust for Mindy Moskowitz, Daniel Moskowitz, Ilana Moskowits and Gitty Moskowitz is the beneficial owner of 1,591,598 shares of our common stock representing 6.7% of our issued and outstanding stock through its ownership of 13.244% of the capital stock of RM Enterprises. Steven Moskowitz, our Secretary, disclaims beneficial ownership of these shares.

(8) Jerome and Madeline Schlanger, husband and wife, as joint tenants, own 8.2% of the capital stock of RM Enterprises.

(9) Frank Lazauskas, a Director, owns 6.94% of the capital stock of RM Enterprises.

(10) Kenneth Hubbard owns 8.2% of the capital stock of RM Enterprises.

(11) Carole Klein owns 8.2% of the capital stock of RM Enterprises.

(12) Roger Eichenholtz, an officer, owns 11.7% of the capital stock of RM Enterprises.

                           DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 18,985,000 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one noncumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Our certificate of incorporation provides that specified provisions may not be repealed or amended except upon the affirmative vote of the holders of not less than 2/3 of the outstanding stock entitled to vote. This provision would enable the holders of more than 1/3 of our voting stock to prevent amendments to the certificate of incorporation if they were favored by the holders of a majority of the voting stock.

Preferred Stock
---------------

     We may, subject to limitations prescribed by Delaware law, provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Reports to Stockholders
-----------------------

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on May 31st.

Transfer Agent
--------------

     We  have  appointed  Olde  Monmouth  Stock  Transfer  Co.  Inc.,   Atlantic
Highlands, New Jersey as transfer agent for our shares of common stock.

                              SELLING STOCKHOLDERS

     We are registering 4,485,000 of the shares, which were owned by our stockholders prior to the acquisition of the capital stock of Spongetech International, Ltd. We will not receive any of the proceeds from sales of shares offered under this prospectus.

     All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

The following table sets forth as of the date of the prospectus:

    o    the name of each selling stockholder;

    o    the number of selling stockholders;

    o    the aggregate number of shares owned by each selling stockholder; and

    o the number of shares each member will own after the completion of the offering made pursuant to the prospectus.

                                      Shares Owned Prior     Shares Owned After
                          Number of      to the Offering        the Offering
                           Shares     ---------------------  ------------------
Selling Stockholder        Offered      Number     Percent    Number    Percent
--------------------      -----------  ---------   -------    ------    -------

Shinya Araki               5,000        5,000         -         -0-       -0-%
Neil Foley                 5,000        5,000         -         -0-       -0-%
Jean Geyer                10,000       10,000         -         -0-       -0-%
Emma Hass                  8,000        8,000         -         -0-       -0-%
Melvin Koeller             5,000        5,000         -         -0-       -0-%
Malcom McGuire            10,000       10,000         -         -0-       -0-%
Sue Neil                   8,000        8,000         -         -0-       -0-%
Kevin O'Hara               8,000        8,000         -         -0-       -0-%
Olson Jeweler              5,000        5,000         -         -0-       -0-%
Bettye Oustz               8,000        8,000         -         -0-       -0-%
Angelo Palmisano           5,000        5,000         -         -0-       -0-%
Linda Chadwick             5,000        5,000         -         -0-       -0-%
Carol Polevoy              8,000        8,000         -         -0-       -0-%
Philip Wong                8,000        8,000         -         -0-       -0-%
Neil Cox                   8,000        8,000         -         -0-       -0-%
Richard Blundell          10,000       10,000         -         -0-       -0-%
Ken Heng                  10,000       10,000         -         -0-       -0-%
Donna Lutsky               5,000        5,000         -         -0-       -0-%
Jay Lutsky                 5,000        5,000         -         -0-       -0-%
Tanna Sessions             5,000        5,000         -         -0-       -0-%
Dean Sessions              5,000        5,000         -         -0-       -0-%
Patsy Sessions             5,000        5,000         -         -0-       -0-%
Michelle Brown             5,000        5,000         -         -0-       -0-%
James John                 8,000        8,000         -         -0-       -0-%
Arden Amos                10,000       10,000         -         -0-       -0-%
Robert Sessions            5,000        5,000         -         -0-       -0-%
Robert Sonfield           10,000       10,000         -         -0-       -0-%
Margot Krimmel            10,000       10,000         -         -0-       -0-%
Bonnie Carol              10,000       10,000         -         -0-       -0-%
Max Krimmel               10,000       10,000         -         -0-       -0-%
Renegade Consulting      100,000      100,000        0.6%       -0-       -0-%
Sunburst Partners        100,000      100,000        0.6%       -0-       -0-%
Joel Pensley             775,000      775,000        4.1%       -0-       -0-%
Falcon Crest Capital,
  Inc.                   500,000      500,000        2.6%       -0-       -0-%
Nexgen Holdings, Inc.  2,791,000    2,791,000       14.7%       -0-       -0-%
410 Park Avenue
New York, NY 10022

Number of stockholders: 33

             PLAN OF DISTRIBUTION OF SHARES OF EXISTING STOCKHOLDERS

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes transferees or other successors-in-interest selling shares received after the date of the prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to the prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent; and

o    in privately negotiated transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

     To the extent required, the prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell their common stock short and redeliver the shares to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to the prospectus (as supplemented or amended to reflect such transaction). Selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by the prospectus, selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Selling stockholders may indemnify any broker-dealer participating in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or

     o    two years from the effective date of the registration statement.

                            STOCK PURCHASE AGREEMENT

     The following table sets forth certain information as of the date of the prospectus, with respect to Colebrook for whom we are registering the resale of the shares we may sell to Colebrook in the stock purchase agreement. Colebrook proposes selling all of its shares, in which case it would beneficially own no shares after the offering. Colebrook is not currently an affiliate of ours, has not had a material relationship with us during the past three years, and is not affiliated with a registered broker-dealer. Colebrook is receiving no compensation from us whatsoever whether or not in the nature of commissions, warrants, options or termination fees.




Name                    Shares Owned Prior   Shares to be Sold   Shares to be Owned    % Owned After
                        to the Offering      in the Offering     After the Offering    the Offering (1)
---------------------   ------------------   -----------------   ------------------    ----------------
Colebrook, Inc.         4,000,000 (2)(3)     4,000,000 (2)              -0-                    -0-%

                        ------------------   -----------------   ------------------    ----------------
  Totals                4,000,000            4,000,000                  -0-                    -0-%



(1) Based on 18,985,000 shares of our common stock issued and outstanding as of the date of the prospectus.

(2) Represents up to 4,000,000 shares of our common stock that we may sell to Colebrook pursuant to the stock purchase agreement. Colebrook may not purchase our shares pursuant to the stock purchase agreement if, as a result of such purchase, it would own in excess of 9.9% of our issued and outstanding shares of common stock; and it will not own beneficially more than 9.9% of our outstanding common stock at any time. The President of Colebrook is Jerry Rehrer.

(3) The number of shares sold to Colebrook at any time may not exceed that number of our shares the average closing bid price of which for the five days preceding our notice that we are selling shares is greater than $50,000 and that when added to the current number of shares acquired by Colebrook during the 61 days preceding the put date or when added to our shares owned by Colebrook, would exceed 9.9% of the total number of shares of our common stock outstanding.

(4) Colebrook does not own any shares of our common stock. It is obligated to purchase common stock under the stock purchase agreement; it has no other commitments or arrangements to purchase or sell any of our securities and will receive no commissions, fees or warrants from us.

     On December 26, 2002, we entered into a stock purchase agreement with Colebrook. The stock purchase agreement entitles us to issue and sell up to $2 million of our common stock to Colebrook following the commencement of trading of our common stock, in tranches not less than $25,000 not to exceed $50,000.

     We may start selling our common stock after the date our common stock commences to trade and continue for a two year period. For us to sell stock to Colebrook, there must be an effective registration statement on file with the SEC covering the resale to the public by Colebrook of any shares that it acquires under the stock purchase agreement. Also, we must give Colebrook a one trading day advance notice of the date on which we intend to sell stock. The notice must indicate the number of shares of common stock we intend to sell to Colebrook and the aggregate price of the shares we are selling.

     We cannot issue additional shares to Colebrook that, when added to the shares Colebrook owns will result in Colebrook holding over 9.9% of our outstanding shares upon completion of the put.

     Colebrook will pay us 70% of the market price for each share of our common stock. Market price is defined as the average closing bid price of our common stock during the five trading days preceding the date of the notice.

Limitations and conditions to our rights to sell stock
-------------------------------------------------------

           Our ability to sell shares of our common stock, and Colebrook's obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions, among others, include:

     o    we have satisfied all obligations under the stock purchase agreement;

     o our common stock is quoted and traded on the O.T.C. Bulletin Board, or listed on Nasdaq or an exchange;

     o our representations and warranties in the stock purchase agreement are accurate as of the date of each sale of our stock;

     o we have reserved for issuance a sufficient number of shares of our common stock to satisfy our obligations to issue our shares;

     o the registration statement for the shares we will be issuing to Colebrook is effective as of the each date on which we sell shares and no stop order with respect to the registration statement is in effect;

     o a minimum of seven trading days has passed from the date of the prior sale before engaging a subsequent sale; and

     o our trading volume averages at least 25,000 shares per day during the five trading days preceding each notice to sell our shares.

     Colebrook is not required to acquire and pay for any additional shares of our common stock once it has acquired $2 million worth of our shares.
Additionally, Colebrook is not required to acquire and pay for any shares of common stock with respect to any particular sale for which, between the date we give advance notice of an intended sale and the date the particular sale closes:

     o we announce or implement a stock split or combination of our common stock;

     o    we pay a dividend on our common stock;

     o we make a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

     o we consummate a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control.

     We may not require Colebrook to purchase any shares if:

     o we, or any of our directors or executive officers, have engaged in a transaction or conduct related to us that resulted in:

     o    an SEC enforcement action, administrative proceeding or civil lawsuit;
          or

     o a civil judgment or criminal conviction or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

     o we file for bankruptcy or any other proceeding for the relief of debtors; or

     o    we breach covenants contained in the stock purchase agreement.

Termination
-----------

     We may terminate our right to initiate further sales of our stock or terminate the stock purchase agreement at any time by providing Colebrook a written notice of our intention to terminate. However, termination will not affect any other rights or obligations we have concerning the stock purchase agreement.

Right of Indemnification
------------------------

     We have agreed to indemnify Colebrook from all liability and losses resulting from any misrepresentations or breaches we make in connection with the stock purchase agreement or the registration statement.

Effect on our Outstanding Common Stock
--------------------------------------

     The issuance of common stock under the stock purchase agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder.

     We cannot determine the exact number of shares of our common stock issuable under the stock purchase agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the stock purchase agreement and the market price of our common stock. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

                        COLEBROOK'S PLAN OF DISTRIBUTION

     Colebrook is free to offer and sell its shares of our common stock at such times, in such manner and at such prices as it may determine on a best efforts basis. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Colebrook has advised us that it has not entered into any agreement, understanding or arrangement with any broker-dealers regarding the sale of its shares, and does not have a coordinating broker acting in connection with the proposed sale of our common stock.

     Colebrook may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents.

     Colebrook is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of the shares of our common stock sold by them might be deemed to be underwriting discounts or commissions. Colebrook may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because Colebrook is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to prospectus delivery requirements.

     We have informed Colebrook that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act of 1934, will apply to its sales in the market, and have provided them with a copy of such rules and regulations.

     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by Colebrook and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of Colebrook and its affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M provides that no person, directly or indirectly, may stabilize, effect any syndicate covering transaction, or impose a penalty bid in connection with an offering of any security in contravention of the rule's provisions.

     Colebrook may not rely upon Rule 144 for the sale of our common shares in the open market since it is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

     We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. Colebrook will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

     We have agreed to indemnify and reimburse Colebrook against any losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other federal or state law, insofar as such losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, or (ii) the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

     We believe that the securities purchase agreement complies with the guidelines contained in the SEC's interpretative discussion on equity line financings of April, 2001.

                      SHARES ELIGIBLE FOR FUTURE SALE

     Upon the effectiveness of the registration statement, 4,485,000 shares of common stock owned by our stockholders, will be freely tradable without restriction under the Securities Act. None of these shares are held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. We have outstanding 18,985,000 shares of our common stock.

     Shares of our common stock held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144, persons who have beneficially owned restricted shares for at least one year are entitled to sell within any three-month period a number of shares which does not exceed the greater of 1% of the number of shares of common stock then outstanding (which will equal approximately 189,850 shares) or the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with the SEC relating to sales of common stock. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                    WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by the prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                             LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                               LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Joel Pensley, Esq., 211 Schoolhouse Road, Norfolk, Connecticut 06058. Mr. Pensley is the beneficial owner of 775,000 shares of our common stock; he is also the beneficial owner of Renegade Consulting, Inc., the holder of 100,000 shares.

                                  EXPERTS

     Our financial statements for the years ended May 31, 2002 and 2001 have been included herein and in the registration statement in reliance upon the report of DDK & Company LLP, New York, New York, independent certified public accountants, appearing elsewhere herein, and upon the authority of DDK & Company LLP as experts in accounting and auditing.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

       SIX MONTHS ENDED NOVEMBER 30, 2002 (unaudited) AND 2001 (unaudited)
                      AND YEARs ENDED MAY 31, 2002 AND 2001



                                                                        PAGE
                                                                        ----


INDEPENDENT AUDITORS' REPORT                                             F-2

CONSOLIDATED FINANCIAL STATEMENTS

    BALANCE SHEETS AS OF NOVEMBER 30, 2002 (unaudited)
        AND MAY 31, 2002                                                 F-3

    STATEMENTS OF OPERATIONS - SIX MONTHS ENDED
        NOVEMBER 30, 2002 (unaudited) AND 2001 (unaudited) AND
        YEARS ENDED MAY 31, 2002 AND 2001                                F-4

    STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY) -
        SIX MONTHS ENDED NOVEMBER 30, 2002 (unaudited) and YEARS
        ENDED MAY 31, 2002 AND 2001                                      F-5

    STATEMENTS OF CASH FLOWS - SIX MONTHS ENDED NOVEMBER 30, 2002
        (unaudited) AND 2001 (unaudited) AND YEARS ENDED
        MAY 31, 2002 AND 2001                                          F-6-7

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         F-8-17

                               DDK & COMPANY, LLP
                                  1500 Broadway
                         New York, New York 10036-4015


                          INDEPENDENT AUDITORS' REPORT


     We have reviewed the consolidated balance sheet of Spongetech Delivery Systems, Inc. and Subsidiary as of November 30, 2002, and the related consolidated statements of operations, and cash flows for the six-month periods ended November 30, 2002 and 2001. These financial statements are the responsibilities of the company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of May 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity (deficiency), and cash flows for the years then ended (not presented herein); and in our report dated August 15, 2002, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of May 31, 2002 is fairly stated in all material respects, in relation to the consolidated balance sheet from which it has been derived.





March 14, 2003
New York, New York

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                                    November 30,     May 31,
                                                       2002           2002
                                                    ------------     --------
                                                    (unaudited)

ASSETS

Current Assets
   Cash                                             $    3,171    $     175
   Accounts receivable                                     169            -
   Inventories                                          47,586       49,357
   Due from related parties                              2,190          118
                                                    ----------    ---------
         Total current assets                           53,116       49,650

Property and equipment, at cost,
   less accumulated depreciation
   of $16,150 and $9,218 as of November
   30, 2002 and May 31, 2002, respectively              47,401       39,983

Deferred offering costs                                 19,000            -
                                                    ----------    ---------

         Total assets                               $  119,517   $   89,633
                                                    ==========   ==========


LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
   Accounts payable and accrued expenses            $  217,364   $  158,865
   Income taxes payable                                  1,600          400
   Due to related parties                               15,020            -
                                                    ----------   ----------

         Total current liabilities                     233,984      159,265

Loans and note payable to related parties               80,570       79,320
                                                    ----------   ----------

         Total liabilities                             314,554      238,585
                                                    ----------   ----------

Shareholders' Equity (Deficiency)
   Common stock, $.001 par value; authorized
      50,000,000 shares; issued and outstanding
      18,985,000 and 12,000,000 shares as of
      November 30, 2002 and May 31,
      2002, respectively                                18,985       12,000
    Preferred stock $.001 par value; authorized
      5,000,000 hares; no shares issued and
      outstanding                                            -            -
    Additional paid-in capital                         229,448      192,043
    Deficit                                           (443,470)    (352,995)
                                                    -----------  -----------

         Total shareholders' equity (deficiency)      (195,037)    (148,952)
                                                    -----------  -----------

         Total liabilities and shareholders'
            equity (deficiency)                     $  119,517   $   89,633
                                                    ==========   ==========


                See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                           Six Months Ended
                                             November 30,              Year Ended May 31,
                                       ------------------------       --------------------
                                         2002          2001            2002          2001
                                       ----------   -----------       -------     --------
                                      (unaudited)   (unaudited)

Sales                               $    13,223   $     33,887    $    89,973    $   11,790

Cost of goods sold                        4,164         57,981        121,643        31,683
                                    -----------   ------------    ------------   -----------
Gross profit (loss)                       9,059        (24,094)       (31,670)      (19,893)
                                    -----------   ------------    ------------   -----------

Operating expenses
   Selling                                1,781         13,202         15,982        50,416
   General and administrative            94,707         39,637         51,711       127,034
   Interest                               2,646          1,360          2,714           547
                                    -----------   ------------    ------------   -----------

                                         99,134         54,199         70,407       177,997
                                    -----------   ------------    ------------   -----------

Loss before provision for income
   taxes                                (90,075)        78,293       (102,077)     (197,890)

Income taxes                                400            373            400           428
                                    -----------   ------------    ------------   -----------

Net loss                            $   (90,475)  $    (78,666)   $  (102,477)   $ (198,318)
                                    ============  =============   ============   ===========

Basic and diluted (loss) per
   common stock

Net loss per share -
   basic and diluted                 $     (.01)  $       (.01)   $      (.01)   $     (.02)
                                    ===========   ============    ============   ===========

Weighted average common
   shares outstanding                17,267,377     12,000,000     12,000,000    12,000,000
                                    ===========   ============    ============   ===========




                See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (DEFICIENCY)

                 Six Months Ended November 30, 2002 (Unaudited)
                      and Years Ended May 31, 2002 and 2001

                                                          Total
                                                        Additional                 Shareholder's
                            Number of      Capital       Paid-In                       Equity
                              Shares        Stock        Capital       Deficit      (Deficiency)
                            ---------      -------      ----------     -------     --------------

Balance - June 1, 2000      12,000,000   $   12,000    $       -     $   (52,200)   $   (40,200)

Net loss for year ended
   May 31, 2001                      -            -            -        (198,318)      (198,318)
                            ----------   ----------    ---------     ------------   ------------

                            12,000,000       12,000            -        (250,518)      (238,518)

Contributions                        -            -      105,100               -        105,100
                            ----------   ----------    ---------     ------------   ------------

Balance - May 31, 2001      12,000,000       12,000      105,100        (250,518)      (133,418)

Net loss for year ended
   May 31, 2002                      -            -            -        (102,477)      (102,477)
                            ----------   ----------    ---------     ------------   ------------

                            12,000,000       12,000      105,100        (352,995)      (235,895)

Contributions                        -            -       86,943               -         86,943
                            ----------   ----------    ---------     ------------   ------------

Balance - May 31, 2002      12,000,000       12,000      192,043        (352,995)      (148,952)

Issuance of common stock     6,985,000        6,985       (1,595)              -          5,390

Value of services
   contributed by officers           -            -       39,000               -         39,000

Net loss for six months
   ended November 30,
   2002                              -            -            -         (90,475)       (90,475)
                            ----------   ----------    ---------     ------------   ------------

Balance - November 30,
   2002                     18,985,000   $   18,985    $ 229,448     $  (443,470)   $  (195,037)
                            ==========   ==========    =========     ============   ============



                See notes to consolidated financial statements.


                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Six Months Ended
                                                      November 30,             Year Ended May 31,
                                                   ----------------            ------------------
                                                2002              2001        2002            2001
                                               -------           ------      ------          ------
                                             (unaudited)      (unaudited)

Operating Activities
   Net loss                                 $  (90,475)   $  (78,666)    $  (102,477)    $  (198,318)
   Adjustments to reconcile net loss to
      net cash provided by (used in)
      operating activities
      Value of contributed officer
         compensation                           39,000             -               -               -
      Bad debts                                      -             -          13,909               -
      Depreciation                               6,932         4,153           8,308           1,241
      Interest expense added to loan
         principal                               1,250         1,250           2,390               -
      Changes in operating assets and
         liabilities
         Accounts receivable                      (169)            -         (13,909)            894
         Inventories                             1,771      (105,214)        (47,164)         19,861
         Prepaid expense and other
            current assets                           -           259             259            (259)
         Accounts payable and accrued
            expenses                            58,499       134,858          95,399          47,714
         Income taxes payable                      400             -               -               -
         Due to related parties                 15,138             -               -          12,971
                                              ---------    ----------        --------       ---------

         Net cash provided by (used in)
            operating activities                32,346       (43,360)        (43,285)       (115,896)
                                              ---------    ----------        --------       ---------

Investing Activities
   Acquisition of property and
      equipment                                (14,350)      (33,540)         (33,540)       (14,900)
                                              ---------    ----------        --------       ---------

         Net cash used in investing
            activities                         (14,350)      (33,540)         (33,540)       (14,900)
                                              ---------    ----------        --------       ---------

Financing Activities
   Proceeds of note payable - related
      party                                          -             -                -         25,000
   Proceeds from additional paid-in
      capital                                        -        76,943           76,943        105,100
   Deferred offering costs                     (15,000)            -                -              -
                                              ---------    ----------        --------       ---------

         Net cash provided by (used in)
            financing activities               (15,000)       76,943           76,943        130,100
                                              ---------    ----------        --------       ---------



                See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)



                                                   Six Months Ended
                                                     November 30,         Year Ended May 31,
                                                  2002         2001         2002       2001
                                               (unaudited)  (unaudited)

Net increase (decrease) in cash                     2,996         43         118       (696)

Cash - beginning                                      175         57          57        753

Cash - end                                      $   3,171   $    100    $    175    $    57

Supplemental Information
   Interest paid                                $     500   $    110    $    110    $   547
   Income taxes paid                            $       -   $      -    $      -    $     -

Noncash Transactions
   Assets abandoned                             $       -   $      -    $      -    $ 1,991
   Parent company debt
      contributed to additional paid-in
      capital                                   $       -   $ 10,000    $ 10,000    $     -
   Issuance of common stock                     $   5,390   $      -    $      -    $     -





                See notes to consolidated financial statements.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)

1 -  Summary of Significant Accounting Policies

     Nature of Operations

     Spongetech Delivery Systems, Inc. ("SDS"), formerly known as Nexgen Acquisitions VIII, Inc., a Delaware corporation, was incorporated on January 31, 2002. At May 31, 2002, SDS was inactive. On July 15, 2002, SDS acquired all the outstanding shares of Spongetech International, Ltd. ("SIL") (formerly RSI Enterprises, Inc. and Romantic Scents, Inc.), a New York corporation, incorporated (as Romantic Scents, Inc.) on July 18, 1999. SIL has developed a line of hydrophilic polyurethane auto, bath, beauty, and home applicators and has commenced distribution of its automotive product.

     Basis of Presentation / Going Concern

     The consolidated financial statements have been prepared for purposes of registration with the Securities and Exchange Commission ("SEC"). The consolidated financial statements include the accounts of SDS, the registrant, and its wholly-owned subsidiary SIL (collectively, "the Company") with all significant intercompany accounts and transactions eliminated, and have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years, current liabilities exceed current assets, and total liabilities exceed total assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and continuation of future operations are dependent upon the Company's ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purposes. The Company is actively pursuing financing to fund future operations.

     Interim Financial Information (Unaudited)

     The interim financial statements of the Company as of November 30, 2002 and for the six months ended November 30, 2002 and 2001, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments necessary to present fairly the results of its operations and its cash flows for the six months ended November 30, 2002 and 2001.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)

1 -  Summary of Significant Accounting Policies (Continued)

     Accounts Receivable

     Accounts   receivable  have  been  adjusted  for  all  known  uncollectible accounts.

     Inventories

     Finished products inventories are carried at cost, principally first-in, first-out, but not in excess of market.

     Property and Equipment

     Property and equipment are carried at cost. Depreciation has been provided using straight-line and accelerated methods over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred, and renewals and betterments are capitalized.

     Deferred Income Taxes

     The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences of temporary differences between the carrying amounts and the income tax bases of assets and liabilities and the effect of future income tax planning strategies to reduce any deferred income tax liability.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Deferred Offering Costs

     Deferred offering costs incurred by the Company in connection with the proposed registration statement will be offset against additional paid-in capital upon the completion of the registration, if successful, or charged to operations if abandoned.

     Advertising Costs

     Advertising costs are expensed as incurred. For the years ended May 31, 2002 and 2001, advertising costs totaled $3,700 and $26,900, respectively. For the six months ended November 30, 2002 and 2001, advertising costs totaled $280 and $1,000, respectively.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)


1 -  Summary of Significant Accounting Policies (Continued)

     Shipping and Handling Costs

     Shipping costs are included in selling expenses. For the years ended May 31, 2002 and 2001, shipping costs totaled $2,726 and $644, respectively. For the six months ended November 30, 2002 and 2001, shipping costs totaled $197 and $479, respectively.

     Net Income (Loss) Per Share

     Per share data has been computed and presented pursuant to the provisions of SFAS No. 128, earnings per share. Net income (loss) per common share - basic is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Net income (loss) per common share - diluted is calculated by dividing net income (loss) by the weighted average number of common shares and common equivalent shares for stock options outstanding during the period.

     Recent Accounting Pronouncements

     New accounting statements issued, and adopted by the Company, include the following:

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations" ("SFAS 141"), which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. As a result, use of the pooling-of-interests method is prohibited for business combinations initiated thereafter. SFAS 141 also establishes criteria for the separate recognition of intangible assets acquired in a business combination. The adoption of SFAS 141 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows

     In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. This Statement is effective for the Company's 2003 fiscal year. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization and amortization provisions of this Statement. The adoption of SFAS 142 did not have an impact on the Company's consolidated results of operations, financial position or cash flows.

                       SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)


1 -  Summary of Significant Accounting Policies (Continued)

     Recent Accounting Pronouncements (Continued)

     In August 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 143 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which excludes from the definition of long-lived assets goodwill and other intangibles that are not amortized in accordance with SFAS 142. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 144 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other provisions, this Statement eliminates the requirement that gains and losses from extinguishment of debt be classified as extraordinary items. The Company will adopt SFAS 145 in fiscal 2003, and has determined it will not impact the Company's consolidated financial position, results of operations or cash flows.

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, rather than when a company commits to an exit plan as was previously required. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company will adopt SFAS 146 in fiscal 2003, and has determined it will not impact the Company's consolidated financial position, results of operations or cash flows.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)


2 -  Property and Equipment

     Property and equipment is summarized as follows:

                                         Estimated
                                        Useful Lives   November 30,    May 31,
                                           Years         2002           2002
                                        ------------   ------------  ---------
                                                                    (unaudited)

     Furniture and fixtures               5 - 7        $    761      $    761
     Machinery and equipment              5 - 7          24,478        10,128
     Molds                                5              38,312        38,312
                                                       --------      --------

                                                         63,551        49,201

     Less:  Accumulated depreciation                     16,150         9,218
                                                       --------      --------

                                                       $ 47,401      $ 39,983
                                                       ========      ========

     Depreciation expense for the years ended May 31, 2002 and 20001 was $8,308 and $1,241, respectively. Depreciation expense for the six months ended November 30, 2002 and 2001 was $6,932 and $4,153, respectively.


3 -  Stock Purchase Agreement / Initial Public Offering

     On July 15, 2002, SDS entered into an agreement with RM Enterprises International, Inc., a Delaware corporation, to acquire its wholly-owned subsidiary SIL. On that date, SDS acquired all of the common stock of SIL for 12,000,000 shares of its $.001 par value common stock. The transaction was structured as a tax free exchange and was accounted for as a reverse acquisition, using the purchase method of accounting.

     On November 1, 2002, the Company filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register 2,791,000 shares for resale. The number of shares being registered was increased to 4,485,000 for resale by existing shareholders and 4,000,000 shares underlying the securities purchase agreement (see note 10). The Company has agreed to pay for all registration costs of the offering and will receive no proceeds.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)


3 - Stock Purchase Agreement (Continued)

     The following are the proforma financial statements as of May 31, 2002 and for the year then ended:

                                              May 31, 2002

                                                  RSI         Nexgen
                                              Enterprises,  Acquisitions    Proforma       Proforma
                                                  Inc.        VIII, Inc.   Adjustments     Combined
                                              ------------  ------------   -----------    -----------


     ASSETS

     Current Assets
        Cash                                 $      175      $       -       $      -     $       175
        Inventories                              49,357              -              -          49,357
        Due from affiliate                            -          2,190              -           2,190
        Due from related parties                    118              -              -             118
                                             -----------     ----------      ---------     -----------

              Total current assets               49,650          2,190              -          51,840

     Property, plant, and equipment, net         39,983              -              -          39,983
                                             -----------     ----------      ---------     -----------

              Total assets                  $    89,633    $     2,190       $      -     $    91,823
                                             ===========     ==========      =========    ============


     LIABILITIES AND SHAREHOLDER'S EQUITY
     (DEFICIENCY)

     Current Liabilities
        Accounts payable and accrued
           expenses                         $   158,865    $         -       $       -    $   158,865
        Income taxes payable                        400            400               -            800
                                             -----------     ----------      ---------     -----------

              Total current liabilities         159,265            400               -        159,665

     Loans and note payable to related
        parties                                  79,320              -               -         79,320
                                             -----------     ----------      ---------     -----------

              Total liabilities                 238,585            400               -        238,985
                                             -----------     ----------      ---------     -----------

     Shareholders' Equity (Deficiency)
        Common stock, stated at par value        12,000          6,010               -         18,010
        Additional paid-in capital              192,043          1,971          (6,191)       187,823
        Deficit                                (352,995)        (6,191)          6,191       (352,995)
                                             -----------     ----------      ---------     -----------

          Total shareholders' equity
             (deficiency)                      (148,952)         1,790               -       (147,162)
                                             -----------     ----------      ---------     -----------
          Total liabilities and share-
             holders' equity (deficiency)   $    89,633     $    2,190       $       -   $     91,823
                                             ===========     ==========      =========    ============


                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)


3 -  Stock Purchase Agreement (Continued)

                                                      Year Ended May 31, 2002


                                                  RSI          Nexgen
                                              Enterprises,  Acquisitions    Proforma       Proforma
                                                  Inc.        VIII, Inc.   Adjustments     Combined
                                              ------------  ------------   -----------    ----------


     Sales                                     $   89,973     $      -        $    -      $   89,973

     Cost of goods sold                           121,643            -             -         121,643
                                               -----------    --------        -------     -----------

     Gross profit (loss)                          (31,670)           -             -         (31,670)
                                               -----------    --------        -------     -----------

     Operating expenses
        Selling                                    15,982            -             -          15,982
        General and administrative                 51,711        5,791             -          57,502
        Interest                                    2,714            -             -           2,714
                                               -----------    --------        -------     -----------

                                                   70,407        5,791             -          76,198
                                               -----------    --------        -------     -----------

     Loss before provision for income taxes      (102,077)      (5,791)            -        (107,868)

     Income taxes                                     400          400             -             800
                                               -----------    --------        -------     -----------

     Net loss                                  $ (102,477)   $  (6,191)       $    -      $ (108,668)
                                               ===========   ==========       =======     ===========



4 -  Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consist of the following:

                                             November 30,         May 31,
                                                 2002              2002
                                             ------------        ----------
                                             (unaudited)

     Purchases                                $ 150,334          $ 112,018
     American Express - charge card              20,222             19,622
     Professional fees                           41,730             22,748
     Freight charges                              2,994              3,394
     Other                                        2,084              1,083
                                              ---------          ---------

                                              $ 217,364          $ 158,865
                                              =========          =========

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)


5 -  Note Payable - Related Party

     During the year ended May 31, 2001, a relative of one of the parent company's shareholders loaned $25,000 to the Company. The note bears interest at 10% per annum and is payable upon demand. However, the loan is classified as a long-term obligation because it is not expected to be repaid within one year. Related interest expense for the years ended May 31, 2002 and 2001 was $2,500 and $547, respectively, and for the six months ended November 30, 2002 and 2001 was $1,250 and $640, respectively. At November 30, 2002 and May 31, 2002, unpaid interest of $3,640 and $2,390, respectively, has been added to the loan principal.


6 - Related Party Transactions

     The Company shares its facility with other related businesses. Expenses incurred in the operations of the facility, including rent, telephone, and other office expenses, were allocated to the various businesses. The allocations were based on usage. Management believes these allocations are reasonable. At November 30, 2002 and May 31, 2002, the Company has a non-interest bearing liability, aggregating $51,930, payable to one of these related parties. At May 31, 2002, the related party agreed to extend the maturity date to January 2004. Accordingly, this liability has been reclassified as long-term debt.

     During the quarter ended November 30, 2002, the related party advanced approximately $23,000 to the Company to cover operating expenses, of which approximately $15,000 is payable to the related party at November 30, 2002.

     At May 31, 2001, the Company has a non-interest bearing liability to its parent of $10,000, which was contributed to additional paid-in capital during the year ended May 31, 2002.


7 -  Additional Paid-in Capital

     During the years ended May 31, 2002 and 2001, SIL's former parent contributed $86,943 and $105,100, respectively, as additional paid-in capital.

     During the six months ended November 30, 2002, the Company recorded the value of officer compensation aggregating $39,000. Such amount has been treated as being contributed to additional paid-in capital.

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)


8 -  Deferred Income Taxes

     At November 30, 2002 and May 31, 2002, the Company has approximately $402,000 and $351,000, respectively, of net operating loss carryforwards available, which expire in various years through May 31, 2022. The significant component of the Company's deferred tax asset as of November 30, 2002 and May 31, 2002 is as follows:

                                                      November 30,      May 31,
                                                          2002           2002
                                                      ------------   -----------
                                                                     (unaudited)

     Non-Current
        Net operating loss carryforwards                $ 191,000     $ 158,000

        Valuation allowance for deferred tax asset        191,000       158,000
                                                        ---------     ---------

                                                        $       -     $       -
                                                        =========     =========

     SFAS No. 109 requires a valuation allowance to be recorded when it is more likely than not that some or all of the deferred tax asset will not be realized. At November 30, 2002 and May 31, 2002, a valuation allowance for the full amount of the net deferred tax asset was recorded.

     The reconciliation of reported income tax expense (benefit) to the amount of income tax expense that would result from applying domestic federal income taxes at the statutory rate is as follows:

                                                    November 30,       May 31,
                                                       2002             2002
                                                    ------------     ----------
                                                    (unaudited)

     Statutory federal income tax (benefit)          $ (22,500)     $ (35,000)

     State and local income tax (benefit) -
       net of federal benefit                           (7,700)       (12,000)

     Valuation allowance                                30,200         47,000
                                                     ----------     ---------

                                                     $       -      $       -
                                                     ==========     ==========

                        SPONGETECH DELIVERY SYSTEMS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Years Ended May 31, 2002 and 2001 and
       Six Months Ended November 30, 2002 (Unaudited) and 2001 (Unaudited)



9 - Commitments and Contingencies

     Supply and License Agreements

     In July 2001, the Company entered into a supply and requirement agreement with Dicon Technologies ("Dicon"), a manufacturing company that has technological know-how and patented and proprietary information relating to hydrophilic foam materials (sponges) and their applications. The agreement, which expires after six years provides for two renewal periods, requires the Company to purchase all of their requirement from Dicon, and Dicon grants exclusive worldwide rights to distribute the products. Minimum annual purchase requirements are set forth in the agreement. The Company has satisfied the minimum purchase requirement for the first year.

     The Company and Dicon have also entered into an exclusive license agreement for certain molded hydrophilic foam products which the Company helped develop, with super absorbent polymer and detergent soaps and waxes used for the cleaning and polishing of land, sea and transportation vehicles. The term of the agreement is for the full life of any design patent, which may be issued on the molded sponge design.

     Employment Contracts

     The Company is currently negotiating with two executives to establish employment contracts. No terms of these negotiations have been disclosed.

10 - Subsequent Events

     As part of a plan of recapitilization and funding, the Company undertook a series of steps as follows:

     On December 16,2002, SDS changed its domicile to Delaware by merging with and into Spongetech Sub, Inc. Its parent, Spongetech Delivery Systems, Inc. then merged with and into it so that Spongetech Sub, Inc. became the surviving corporation. Spongetech Sub, Inc. then changed its name to Spongetech Delivery Systems, Inc.

     On December 26, 2002, Spongetech entered into a securities purchase agreement. The agreement entitles Spongetech to issue up to $2 million of its common stock from time to time, in blocks of between $25,000 to $50,000 each, at a price per share calculated by a formula based on Spongetech's stock price. The securities purchase agreement terminates two years following the effective date of the registration of the resale of the shares. Proceeds of stock sales will be used for working capital.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS LISTED IN THIS PROSPECTUS ARE OFFERING TO SELL, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until --------, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                        SPONGETECH DELIVERY SYSTEMS, INC.


                        4,485,000 SHARES OF COMMON STOCK
                     UP TO 4,000,000 SHARES OF COMMON STOCK

                              ____________________

                                   PROSPECTUS

                              ____________________


                               -------- ----, 2003

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of Spongetech
Delivery Systems, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
    (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Eighth and Ninth of the Registrant's certificate of incorporation provide as follows:

                                    EIGHTH

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                    NINTH

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

    2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses paid or payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee.............    $   300
Legal Fees......................................................      7,750*
Accounting Fees.................................................     20,000
Printing and Engraving..........................................      1,000
Blue Sky Qualification Fees and Expenses........................      1,000
Transfer Agent Fee..............................................      1,000
Miscellaneous...................................................      1,000
                                                                   --------
      Total....................................................    $ 32,050
                                                                   --------

* Counsel was issued 775,000 shares of common stock for legal services in connection with the registration statement related legal matters.

===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     We were incorporated in New York State as Romantic Scents, Inc. on July 18, 1999.

     On July 15, 2002, we entered into a stock purchase agreement with Nexgen Acquisitions VIII, Inc. under which we became a wholly-owned subsidiary and our sole stockholder, RM Enterprises International, received 12,000,000 shares of Nexgen Acquisitions VIII, Inc. and became its majority stockholder.

     Nexgen Acquisitions VIII, Inc. was formed on February 5, 2002. On April 24, 2002, it issued 5,791,000 shares of its common stock to Nexgen Holdings, Inc., in consideration of expense reimbursement and provision of office space. In June, 2002, it issued 775,000 shares to Joel Pensley, Esq. for legal services, 100,000 shares to Sunburst Partners, Inc. for consulting services and 100,000 shares to Renegade Consulting, Inc., benefically owned by Joel Pensley, for consulting services. These shares were valued at par of $.001 per share. In June, 2002, it accepted subscriptions from 30 people at $.01 per share of an aggregate of 219,000 shares.On October 9, 2002, the name of Nexgen Acquisitions VIII was changed to Spongetech Delivery Systems, Inc.

     On December 16, 2002, we changed our domicile to Delaware. On December 16, 2002, Spongetech Delivery Systems, Inc. merged with and into us so that we became the surviving company. Immediately subsequent to the merger, we changed our name to Spongetech Delivery Systems, Inc.

     These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1)  To file,  during any period in which  offers or sales are being  made,
          post-effective   amendment  to  this   registration   statement   (the
          "Registration Statement"):

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.


       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in Brooklyn, New York.



                                  SPONGETECH DELIVERY SYSTEMS, INC.

           January 13, 2003       By: /s/ Michael Metter
                                  ----------------------------
                                      Michael Metter
                                       President,
                                       Chief Executive Officer


           January 13, 2003       By: /s/ Roger Eichenholtz
                                  ---------------------------
                                      Roger Eichenholtz
                                       Chief Financial Officer
                                       Chief Accounting Officer

     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


       SIGNATURE                     TITLE                           DATED
-------------------------  ---------------------------       ------------------
/s/Michael Metter
---------------------
 Michael Metter             President                          January 13, 2003
                            Chief Executive Officer
                            and a Director

/s/Steven Moskowitz
---------------------
 Steven Moskowitz           Secretary and a Director           January 13, 2003

/s/ Jerome Schlanger
---------------------
 Jerome Schlanger            Treasurer and a Director           January 13, 2003

/s/Frank Lazauskas
---------------------
 Frank Lazauskas            A Director                         January 13, 2003

                                EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

  3.1      Certificate of Incorporation of Nexgen VIII, Inc.*

  3.2 Certificate of Amendment of Nexgen VIII, Inc. changing name to Spongetech Delivery Systems, Inc.*

  3.3      By-Laws of Spongetech Delivery Systems, Inc.*

  3.4      Certificate of Incorporation of Romantic Scents, Inc.

  3.5 Certificate of Amendment changing name of Romantic Scents, Inc. to RSI Enterprises, Inc.

  3.7 Certificate of Amendment change name of RSI Enterprises, Inc. to Spongetech Enterprises Internatioal, Inc.

  3.6      Certificate of Incorporation of Merger Sub, Inc.

  3.7      Merger Certificate between Spongetech Delivery Systems and Merger
           Sub, Inc.

  3.8 Merger Certificate between Spongetech Enterprises International, Inc. and Merger Sub, Inc.

  3.9 Certificate of Amendment Changing name of Merger Sub, Inc. to Spongetech Delivery Systems, Inc.

  4.1      Specimen Certificate of Common Stock*

  5.1      Opinion of Counsel

 10.1 Stock Purchase Agreement by and among Nexgen Acquisitions VIII, Inc., RM Enterprises International, Inc. and RSI Enterprises, Inc.*

 10.2 Stock Purchase Agreement by and between Spongetech Delivery Systems, Inc. and Colebrook, Inc.

 10.3      License Agreement dated July 1, 2001 with Dicon Technologies

 10.4      Supply and Requirements Agreement dated July 1, 2001 with Dicon
           Technologies

 10.5 Manufacturer's Representative Agreement dated July 1, 2001 with Dicon Technologies

 23.1      Accountant's Consent

 23.2      Counsel's Consent to Use Opinion*

------------------

* Previously filed as an exhibit to registration statement on Form SB-2 filed November 1, 2002